Exhibit 99.1

HISTORICAL FINANCIAL STATEMENTS OF BEST DOCTORS HOLDINGS, INC.

Independent Auditors’ Report

The Board of Directors

Best Doctors Holdings, Inc.:

We have audited the accompanying consolidated financial statements of Best Doctors Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, preferred stock and stockholders’ deficit, and cash flows for each of the years in the three‑year period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Best Doctors Holdings, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2016, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Cambridge, Massachusetts

May 5, 2017, except for the reclassification of preferred stock as described in Note 11(h), which is as of June 20, 2017.

BEST DOCTORS HOLDINGS, INC.

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except share data)

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$20,151	$7,151
Accounts receivable, net	9,567	9,982
Current income taxes receivable	—	9
Prepaid expenses and other current assets	1,788	1,719
Total current assets	31,506	18,861
Property and equipment	29,718	27,190
Less accumulated depreciation and amortization	(20,887)	(19,058)
Total property and equipment, net	8,831	8,132
Other assets:
Intangible assets:
Goodwill	23,316	23,316
Intangible assets, net	5,801	7,058
Total Intangible assets, net	29,117	30,374
Security deposits and other assets	526	587
Long term deferred tax assets	117	183
Other receivable	2,858	2,692
Total assets	$72,955	$60,829

See accompanying notes to consolidated financial statements.

BEST DOCTORS HOLDINGS, INC.

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except share data)

	2016	2015
Liabilities, Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,439	$1,068
Accrued expenses	7,755	7,578
Accrued payroll and commissions	8,912	5,428
Current portion of notes payable and line of credit	4,101	8,600
Deferred revenue	1,886	2,117
Current portion of income tax payable	751	1,176
Warrant liability	3,131	722
Total current liabilities	27,975	26,689
Other liabilities:
Long term convertible notes payable	19,302	18,415
Long term notes payable	4,941	8,451
Long term tax liability	1,124	1,384
Long term deferred revenue	103	107
Long term deferred tax liability	779	656
Total liabilities	54,224	55,702
Commitments and Contingencies (note 14)
Preferred stock:
Series G, I, J, K, and K‑1 $0.01 par value, 5,449,491 shares authorized at December 31,2016; 1,903,474 shares issued and outstanding (liquidation preferences of $43,529) at December 31, 2016; $0.01 par value, 5,517,417 shares authorized at December 31, 2015; 1,149,313 shares issued and outstanding (liquidation preferences of $27,795) at December 31, 2015.	38,923	23,785
Stockholders’ deficit:
Common stock:
$0.01 par value, 10,000,000 shares authorized at December 31, 2016; 6,636,460 shares issued and outstanding at December 31, 2016; 6,558,617 shares issued and outstanding at December 31, 2015.	67	66
Additional paid‑in capital	60,838	57,398
Accumulated other comprehensive loss	(3,004)	(2,075)
Accumulated deficit	(78,093)	(74,047)
Total stockholders’ deficit	(20,192)	(18,658)
Total liabilities, preferred stock, and stockholders’ deficit	$72,955	$60,829

See accompanying notes to consolidated financial statements.

BEST DOCTORS HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Loss

Years ended December 31, 2016, 2015, and 2014

(In thousands)

	2016	2015	2014
Services revenue	$96,849	$84,585	$81,305
Cost of services revenue	34,699	35,279	30,427
Gross margin	62,150	49,306	50,878
Selling, general, and administrative expenses	57,479	67,970	66,284
Income (loss) from operations	4,671	(18,664)	(15,406)
Other expense:
Foreign currency transaction loss	(236)	(674)	(429)
Interest (expense) income, net	(6,489)	(1,697)	224
Other expense, net	(1,150)	(369)	(204)
Other expense	(7,875)	(2,740)	(409)
Loss from continuing operations before income tax (expense) benefit	(3,204)	(21,404)	(15,815)
Income tax (expense) benefit	(704)	4,555	4,954
Loss from continuing operations	(3,908)	(16,849)	(10,861)
Discontinued operations, net of income taxes (note 15):
Income from discontinued operations (including 2015 gain on sale of $2,807)	—	7,812	7,155
Income tax expense	—	(5,518)	(5,586)
Net loss	$(3,908)	$(14,555)	$(9,292)
Comprehensive loss:
Net loss	$(3,908)	$(14,555)	$(9,292)
Foreign currency unrealized loss on translation adjustment	(929)	(1,863)	(777)
Unrealized gain (loss) on investments from discontinued operations	—	(395)	1,408
Other comprehensive income (loss), net of tax	(929)	(2,258)	631
Comprehensive loss	$(4,837)	$(16,813)	$(8,661)

See accompanying notes to consolidated financial statements.

BEST DOCTORS HOLDINGS, INC.

Consolidated Statements of Preferred Stock and Stockholders’  Deficit

Years ended December 31, 2016, 2015 and 2014

(In thousands, except share data)

	Preferred stock		Common stock		Additional paid‑in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Value	Shares	Value	capital	income (loss)	deficit	deficit
Balances at December 31, 2013	3,649,313	$68,375	3,070,951	$31	$3,491	$(448)	$(49,765)	$(46,691)
Accretion of issuance costs	—	216	—	—	—	—	(216)	(216)
Stock‑based compensation expense	—	—	—	—	1,542	—	—	1,542
Conversion of preferred stock to common stock	—	—	119,937	1	2,062	—	—	2,063
Warrant Issuance	—	—	788,277	8	1,299	—	—	1,307
Exercise of stock options	—	—	—	—	753	—	—	753
Net loss	—	—	—	—	—	—	(9,292)	(9,292)
Other comprehensive income	—	—	—	—	—	631	—	631
Balances at December 31, 2014	3,649,313	68,591	3,979,165	40	9,147	183	(59,273)	(49,903)
Accretion of issuance costs	—	219	—	—	—	—	(219)	(219)
Stock‑based compensation expense	—	—	—	—	2,443	—	—	2,443
Conversion of preferred stock to common stock	(2,500,000)	(45,025)	2,500,000	25	45,000	—	—	45,025
Warrant Issuance	—	—	—	—	487	—	—	487
Exercise of stock options	—	—	79,452	1	321	—	—	322
Net loss	—	—	—	—	—	—	(14,555)	(14,555)
Other comprehensive loss	—	—	—	—	—	(2,258)	—	(2,258)
Balances at December 31, 2015	1,149,313	23,785	6,558,617	66	57,398	(2,075)	(74,047)	(18,658)
Accretion of issuance costs	—	55	—	—	—	—	(55)	(55)
Stock‑based compensation expense	—	—	—	—	1,399	—	—	1,399
Issuance of Series K Preferred Stock	750,000	15,000	—	—	—	—	—	—
Accrued Dividends Series K‑1 Preferred Stock	4,161	83	—	—	—	—	(83)	(83)
Beneficial conversion feature and Warrant Issuance	—	—	—	—	1,940	—	—	1,940
Exercise of stock options	—	—	77,843	1	101	—	—	102
Net loss	—	—	—	—	—	—	(3,908)	(3,908)
Other comprehensive loss	—	—	—	—	—	(929)	—	(929)
Balances at December 31, 2016	1,903,474	$38,923	6,636,460	$67	$60,838	$(3,004)	$(78,093)	$(20,192)

BEST DOCTORS HOLDINGS, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2016, 2015, and 2014

(In thousands)

	2016	2015	2014
Cash flows from operating activities:
Net loss	$(3,908)	$(14,555)	$(9,292)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for bad debts	516	148	47
Depreciation and amortization	3,102	5,075	6,297
Amortization of investments	—	153	271
Excess tax benefit from share‑based compensation	—	—	(753)
Change in warrant liability	4,234	722	—
Gain (Loss) on investments and other noncash income	—	405	(262)
Gain on sale of business	—	(2,808)	—
Stock‑based compensation expense	1,399	2,443	1,542
Change in fair value of convertible notes payable	(350)	(1,255)	(892)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	182	(6,654)	(2,389)
Deferred policy acquisition costs	—	(1,434)	(4,905)
Prepaid expenses and other assets	(467)	(580)	565
Other noncurrent assets	559	(148)	(310)
Income tax receivable	—	—	232
Long‑term tax liability	—	—	(2,111)
Accounts payable, accrued expenses and other current liabilities	4,539	(4,330)	6,588
Deferred revenue	(44)	9,959	15,458
Deferred taxes	(221)	164	(1,462)
Reserve for outstanding losses and loss adjustment expenses	—	2,339	2,322
Net cash (used in) provided by operating activities	9,541	(10,356)	10,946
Cash flows from investing activities:
Proceeds from sales of investments	—	23,980	77,419
Purchases of investments	—	(28,212)	(86,425)
Acquisition of business, net of cash	—	—	110
Release of restricted cash	—	(42)	434
Proceeds from sale of business, net of $20,761 cash transferred out with sale (note 14)	—	(13,277)	—
Purchases of property and equipment	(2,542)	(4,612)	(4,564)
Net cash used by investing activities	(2,542)	(22,163)	(13,026)
Cash flows from financing activities:
Proceeds from exercise of options to purchase common stock	101	324	1,306
Proceeds from (repayments on) note payable and line of credit, net	(3,872)	9,585	7,000
Proceeds from issuance of Series K Preferred Stock	10,000	—	—
Issuance of Warrants
Excess tax benefit from share based compensation	—	—	753
Repayment of capital lease obligations	—	(104)	(267)
Net cash provided by financing activities	6,229	9,805	8,792
Effect of exchange rate changes on cash	(228)	(573)	(491)
Net (decrease) increase in cash and cash equivalents	13,000	(23,287)	6,221
Cash and cash equivalents continuing operations, beginning of year	7,151	9,214	10,098
Cash and cash equivalents discontinued operations, beginning of year	—	21,224	14,119
Cash and cash equivalents, beginning of year	7,151	30,438	24,217
Cash and cash equivalents continuing operations, end of year	20,151	7,151	9,214
Cash and cash equivalents discontinued operations, end of year	—	—	21,224
Cash and cash equivalents, end of year	$20,151	$7,151	$30,438

See accompanying notes to consolidated financial statements.

BEST DOCTORS HOLDINGS, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2016, 2015, and 2014

(In thousands)

	2016	2015	2014
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,441	$2,497	$255
Cash paid for income and other taxes	622	416	4,310
Supplemental disclosures of noncash transactions:
Accretion of issuance costs on preferred stock	$55	$219	$216
Beneficial conversion feature and warrant issuance	1,940	1,136	—
Accrued purchases of property and equipment	364	324	725
Issuance of convertible notes payable as consideration for purchase of Rise	—	—	21,535
Issuance of common stock as consideration for purchase of Rise	—	—	2,062

See accompanying notes to consolidated financial statements.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

(1) Organization and Nature of Business

Best Doctors Holdings, Inc. (the Company) provides technology innovations and services to help employers, health plans and provider organizations ensure that their members combat medical uncertainty with access to the best medical minds. Core services include, but are not limited to, Critical Care InterConsultation® (addresses the highly complex, time‑sensitive needs of members requiring acute, in‑patient care via immediate expert guidance), InterConsultation® (provides members and their treating physicians with an in‑depth analysis and complete case review from nationally renowned experts in the member’s condition), Ask the ExpertSM (enables members to get specific answers to personal health care questions from nationally renowned experts), and Find a Best DoctorSM (identifies expert physicians best suited to help initiate hands‑on care for members who do not yet have a diagnosis, or who are looking for a new treating physician). These services are sold mainly in the United States (U.S.), Europe, Canada and Japan. The Workers Compensation “CatCare Program” and “Legacy Program,” available in the U.S., provide case review with guidance from top experts in trauma, rehabilitation and other specialties, helping to reduce errors and ensure that best practices are being followed (collectively, these services are referred to herein as Services).

On June 30, 2015, the Company sold its insurance business, and as such determined that the insurance business qualified for discontinued operations presentation in these consolidated financial statements. See note 15 to the consolidated financial statements, which includes the presentation of the associated financial position and results of operations of the Company’s insurance operations which have been separately reported as discontinued operations for all periods presented.

(2) Significant Accounting Policies

(a) Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

The consolidated financial statements include the accounts of Best Doctors Holdings, Inc. and its wholly owned subsidiaries.

All intercompany transactions and balances have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the reported amounts of assets and liabilities and disclosures in the consolidated financial statements. Estimates also impact the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c) Foreign Currency

The functional currency for each of the Company’s foreign subsidiaries is the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the weighted average exchange rate during the period. Cumulative translation gains or losses are included as a separate component of stockholders’ equity and reported as a part of accumulated other comprehensive income.

Foreign currency gains and losses on transactions denominated in a currency other than the respective subsidiary’s functional currency are included in other income (loss) in the accompanying consolidated statements of operations and comprehensive loss.

For the years ended December 31, 2016, 2015 and 2014, the Company recorded foreign currency transaction losses of $236 and $674 and $429, respectively. The Company has not utilized hedging strategies with respect to such foreign exchange exposure.

(d) Comprehensive Loss

Comprehensive loss includes all changes in stockholders’ equity during a period other than those resulting from investments by and distributions to stockholders. Comprehensive loss includes net loss and other comprehensive loss. The Company’s other comprehensive loss includes foreign currency translation adjustments and unrealized loss on investments.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

The accumulated balances for each item of other comprehensive loss are as follows:

	Foreign currency	Unrealized losses on securities	Accumulated other comprehensive income (loss)
Beginning balance, January 1, 2014	$565	$(1,013)	$(448)
Net current period other comprehensive income/(loss), net of Tax effect of $0	(777)	1,408	631
Ending balance, December 31, 2014	(212)	395	183
Net period other comprehensive loss net of tax effect of $0	(1,863)	(395)	(2,258)
Ending balance, December 31, 2015	(2,075)	—	(2,075)
Net period other comprehensive loss net of tax effect of $0	(929)	—	(929)
Ending balance, December 31, 2016	$(3,004)	$—	$(3,004)

(e) Services Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, the services are performed, the price is fixed or determinable, and there is a reasonable assurance of collection. Services revenues, other than per case fees from customers, are recognized ratably over the contract period. Per case fees are recognized when cases are completed.

Certain services revenue contracts entered into by the Company and its customers have measurable performance guarantees that may require the Company to return partial payment to the customer if certain customer service goals or savings are not realized in a given period. The Company has recorded a reserve in accrued expenses of $1,665 and $1,322, and a reduction to service revenue of $360, $881, and $2,002 for the years ended December 31, 2016, 2015 and 2014, respectively, relating to these performance guarantees.

Deferred revenue is recorded in situations where payments are received from customers in advance of providing services. Such amounts are recognized as revenue when the associated services are provided.

(f) Fair Value of Financial Instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market‑based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents approximate fair value based on the on‑demand nature of cash and the short‑term maturity and the daily pricing mechanisms for cash equivalents. Other assets and liabilities with short‑term and intermediate‑term maturities and defined settlement amounts, including receivables, payables, and accrued liabilities, are reported at their contractual amounts, which approximate fair value. Debt balances, other than convertible notes which are reported using the fair value option, approximate the carrying amount.

(g) Concentration of Credit Risk

The Company places its cash and cash equivalents in highly rated financial institutions, which are continually reviewed by senior management for financial stability. All “noninterest bearing” transaction accounts held in the U.S. are fully insured, regardless of the balance of the account. Generally, the Company’s cash and cash equivalents in U.S. interest‑bearing accounts and in foreign countries exceed financial depository insurance limits. Based on the institutions in which funds are held, the Company believes that its cash and cash equivalents are not exposed to significant credit risk.

(h) Cash and Cash Equivalents

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. Cash equivalents consist of money market funds as of December 31, 2016 and 2015.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

(i) Allowance for Doubtful Accounts

Accounts receivable are presented net of an allowance for doubtful collections of approximately $637 and $292 at December 31, 2016 and 2015, respectively. In determining this allowance, objective evidence that any receivable is uncollectible, as well as a historical pattern of collections on the entire face amount of the portfolio of accounts receivable, is used to estimate what may not be collectible at the balance sheet date.

(j) Property and Equipment

Property and equipment are reported at cost, net of accumulated depreciation, and are depreciated over the assets’ estimated useful lives, primarily 5 years, using the straight‑line method. Depreciation of leasehold improvements is computed using the straight‑line method over the lesser of the estimated useful life of the asset or the term of the lease. Repairs and maintenance are expensed as incurred.

(k) Internally Developed Software Costs

The Company capitalizes certain costs incurred in connection with developing or modifying software for internal use. Qualifying internally developed software costs are capitalized and amortized over the estimated useful life of the software, typically 5 years. The Company evaluates internally developed software for impairment at least annually, and whenever changes in circumstances indicate impairment could exist.

(l) Goodwill and Intangible Assets

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a business combination and is reviewed for impairment at least annually. Accounting Standards Codification Topic 350, Intangibles —  Goodwill and Other, (ASC 350) permits the assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the two‑step goodwill impairment test required under ASC 350. The qualitative assessment management performs takes into consideration the following factors: general economic conditions, industry specific performance, and changes in carrying value of the reporting unit.

In the first step of the two‑step test, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). In step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Fair value of the reporting unit is determined using income and market methodologies based on management’s estimates of forecasted cash flows and market value. If the fair value of the reporting unit exceeds its carrying value, step two need not be performed.

Goodwill and intangible assets with indefinite lives are evaluated annually for impairment and whenever changes in conditions indicate that the fair value is more likely than not below its carrying value. No impairment charges were recorded during the years ended December 31, 2016, 2015 and 2014 including upon disposal of the Company’s insurance business in June 2015. See note 15.

Identifiable intangible assets with definite lives are amortized on a straight‑line basis over their estimated useful lives, which are 3 to 10 years from the date of original acquisition. Identifiable intangible assets consist of customer contracts, acquired technology, noncompetition contracts, and trade names. In 2015, the Company accelerated amortization associated with a tradename that will no longer be in use going forward. Refer to note 5.

(m) Long‑Lived Assets

Long‑lived assets, such as property and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long‑lived asset or asset group is not

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

recoverable on an undiscounted cash flow basis, an impairment expense is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third‑party independent appraisals, as considered necessary.

(n) Stock‑Based Compensation

Stock‑based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company periodically grants stock options for a fixed number of shares of common stock to its employees, directors, and nonemployee contractors, with an exercise price greater than or equal to the fair market value of its common stock at the date of the grant. The Company’s stock‑based compensation arrangements vest over periods of up to four years.

The Company recorded stock‑based compensation expense of $1,399, $2,443 and $1,542 for the years ended December 31, 2016, 2015 and 2014, respectively, which is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.

The Company estimates the fair value of stock options using a Black‑Scholes valuation model. Key inputs used to estimate the fair value of stock options include the exercise price of the award, the expected option term, expected stock price volatility which is calculated using the volatility rates of comparable companies as the Company is not publicly traded, the risk‑free interest rate from U.S. Treasury bonds, and the Company’s expected annual dividend yield. The total fair value is reduced by estimated forfeitures.

(o) Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to be in effect when those temporary differences are expected to reverse. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

An entity is permitted to recognize the benefits of uncertain tax positions only when the position is more likely than not to be sustained in the event of examination by tax authorities based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.

(p) Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. Advertising expenses of $351, $569 and $638 were recorded in fiscal 2016, 2015 and 2014, respectively.

(q) Acquisitions

In an acquisition of a business, acquired assets and liabilities, including any future contingent payments, are recorded at fair value as of the acquisition date, and the difference between the purchase consideration and the net assets acquired is recorded as goodwill. Intangible assets are identified and recognized separately from goodwill. Professional service expenses related to acquisitions are expensed as incurred and included in selling, general and administrative expenses, on the consolidated statements of operations and comprehensive loss.

(r) Fair Value Option

Under the Fair Value Option Subsections of FASB ASC Subtopic 825‑10, Financial Instruments —  Overall, the Company has the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument‑by‑instrument basis, with changes in fair value reported in earnings. See notes 6 and 7 to the consolidated financial statements.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

(s) Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015‑03, Interest —  Imputation of Interest (Subtopic 835‑30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires that debt issuance costs are to be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts or premiums. The ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, with early adoption permitted. The Company adopted ASU 2015‑03 on a prospective basis for the year ended December 31, 2015.

In November 2015, the FASB issued ASU 2015‑17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for companies to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, companies will be required to classify all deferred tax assets and liabilities as noncurrent. The amendment is effective for annual fiscal periods beginning after December 15, 2017, with early adoption permitted. Upon adoption, the ASU may be applied either prospectively or retrospectively to all prior periods presented. The Company adopted ASU 2015‑17 during the year ending December 31, 2015, on a prospective basis.

In May 2014 the FASB issued ASU 2014‑09, Revenue from Contracts with Customers, which requires us to recognize revenue when a customer obtains control rather than when we have transferred substantially all risks and rewards of a good or service and requires expanded disclosures. ASU 2014‑09, as amended, is effective for us beginning January 1, 2019. We have not yet determined whether we will adopt the provisions of ASU 2014‑09 on a retrospective basis or through a cumulative adjustment to equity. We continue to assess the overall impact the adoption of ASU 2014‑09 will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016‑02, Leases, replacing existing lease accounting guidance. The new standard introduces a lessee model that would require entities to recognize assets and liabilities for most leases, but recognize expenses on their income statements in a manner similar to current accounting. The ASU does not make fundamental changes to existing lessor accounting. However, it modifies what qualifies as a sales‑type and direct financing lease and related accounting and aligns a number of the underlying principles with those of the new revenue standard, ASU No. 2014‑09, such as evaluating how collectability should be considered and determining when profit can be recognized. The guidance eliminates existing real estate‑specific provisions and requires expanded qualitative and quantitative disclosures. The standard requires modified retrospective transition by which it is applied at the beginning of the earliest comparative period presented in the year of adoption. For Best Doctors, the ASU is effective January 1, 2020. The Company is currently assessing this ASU’s impact on Best Doctors’ consolidated results of operations and financial condition.

In March 2016, the FASB issued ASU 2016‑09, Compensation —  Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting. ASU No. 2016‑09 changed aspects of the accounting for share‑based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; and (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax‑withholding purposes. The provisions of ASU 2016‑02 are effective for annual periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017‑04, Intangibles —  Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. ASU 2017‑04 eliminates Step 2 of the two‑step impairment test, which requires entities to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Rather, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value, as computed in Step 1. Entities may continue to perform the qualitative goodwill impairment assessment to determine whether the quantitative impairment test is necessary. The provisions of ASU 2017‑04 are effective for annual periods beginning after December 15, 2021, with early adoption permitted for annual goodwill impairment tests performed after January 1, 2017.

(3) Acquisition

On August 29, 2014, the Company completed the acquisition of Rise Health, Inc. (Rise), a leading population health management company. Among other assets, Rise has built a comprehensive technology platform that develops intelligent, actionable insights regarding data at a population health level, and supports care delivery teams in taking action at the member level. Rise also provides tools to help payers and providers manage the transition from fee‑for‑service to value‑based care. Together with Rise, the Company has added increased data integration and advanced analytics capabilities to its medical expertise solutions. Rise was acquired to provide a synergistic

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

technological platform to bring together data analytics and help consumers get the right diagnosis and treatment. The total purchase price for the acquisition was $23,091.

The Company accounted for the acquisition of Rise as a business combination using the acquisition method. The following table summarizes the consideration issued to acquire Rise, the amounts of identified assets acquired and the liabilities assumed at the acquisition date:

Fair value of convertible promissory notes issued	$21,029
Fair value of Company common stock issued	2,062
Fair value of total consideration transferred	$23,091

Recognized amounts of identifiable assets acquired and liabilities assumed included:

Current assets	$355
Fixed assets	19
Intangible assets	7,680
Deferred taxes	(1,550)
Accrued expenses and other current liabilities	(970)
Total identifiable net assets Acquired	5,534
Goodwill	17,557
Total	$23,091

The Company believes the resulting amount of goodwill reflects the synergistic benefits expected to result from the application of the Company’s experience and resources to the operations at Rise, which the Company believes will lead to enhanced growth and operating margins. Acquisition related costs included in selling, general and administrative expenses were $255.

(4) Related Party Transactions

The Company earns revenues from certain investors in the Company. During fiscal 2016, 2015 and 2014, the Company recorded $914, $668 and $496 of revenue pursuant to such agreements which were included in service revenues in the consolidated statements of operations and comprehensive loss, respectively.

(5) Property and Equipment

Property and equipment as of December 31, 2016 and 2015 are as follows:

	2016	2015
Equipment and hardware	$4,772	$4,608
Software	19,427	17,094
Furniture and fixtures	1,100	1,073
Capital equipment lease	1,869	1,869
Leasehold improvements	2,550	2,546
Accumulated depreciation and amortization	(20,887)	(19,058)
Total property and equipment, net	$8,831	$8,132

The Company recorded depreciation and amortization expense of $1,841, $3,401 and $6,297 for the years ended December 31, 2016, 2015 and 2014, respectively.

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Notes to Consolidated Financial Statements

(6) Goodwill and Intangible Assets

The following table presents the carrying amount of goodwill and indefinite‑lived intangible assets.

	Goodwill	Indefinite‑lived intangible assets
Balance at December 31, 2013	$5,759	$733
2014 Additions	17,557	—
Balance at December 31, 2014	23,316	733
2015 Additions	—	—
Balance at December 31, 2015	23,316	733
2016 Additions	—	—
Balance at December 31, 2016	$23,316	$733

The following table presents changes in the carrying amount of definite‑lived intangible assets for fiscal 2016 and 2015:

	Trademarks	Technology	Customer contracts	Noncompete agreements
Balance at December 31, 2013	$22	$1,050	$375	$340
2014 Additions	293	6,080	1,308	2
Balance at December 31, 2014	315	7,130	1,683	342
Accumulated amortization	(36)	(728)	(471)	(285)
Balance at December 31, 2014, net	$279	$6,402	$1,212	$57
Balance at December 31, 2014	$315	$7,130	$1,683	$342
2015 Additions	—	—	—	—
Balance at December 31, 2015	315	7,130	1,683	342
Accumulated amortization	(301)	(1,546)	(956)	(342)
Balance at December 31, 2015, net	$14	$5,584	$727	$—
Balance at December 31, 2015	$315	$7,130	$1,683	$342
2016 Additions	—	—	—	—
Balance at December 31, 2016	315	7,130	1,683	342
Accumulated amortization	(304)	(2,364)	(1,392)	(342)
December 31, 2016, net	$11	$4,766	$291	$—

Amortization expense of $1,257, $1,623 and $825 was recorded in fiscal 2016, 2015 and 2014, respectively. Included in the 2015 amortization is an impairment charge of $171 related to the abandonment of the Rise Health tradename.

Future annual amortization expense of intangible assets is as follows:

2017	$1,005
2018	608
2019	608
2020	608
2021	608
Thereafter	1,631
$5,068

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

(7) Convertible Notes

2014 Notes

On August 29, 2014, the Company entered into a Loan and Security Agreement for $21,535 of convertible promissory notes (the Convertible Notes or Notes), maturing on August 29, 2019. The Notes were issued to the owners of Rise in connection with the acquisition of Rise by the Company.

The Notes bear interest at 5% per annum, which is payable quarterly in arrears and accrued until the outstanding principal is paid in full at maturity. The notes are voluntarily pre‑payable by the Company (in full) at any time and become due 180 days following an initial public offering. The Convertible Notes and any accrued and unpaid interest are convertible at the option of the holder at any time following an initial public offering or change in control into shares of the Company’s common stock, up to a conversion cap. The conversion price is 85% of the consideration per share of Company common stock to be paid in such initial public offering, or consideration per share to be paid in such change of control, determined on a fully diluted basis assuming conversion of all Convertible Notes. The conversion cap is the number of shares of Company common stock equal to the sum of (a) a specified number of shares of Company common stock plus (b) a percentage of the number of additional shares of Company’s common stock issued between July 8, 2014 and the date of such initial public offering or change in control.

Under provisions of the Convertible Notes, without the prior written consent of the majority of the holders of the Notes, the Company shall not (a) repurchase or redeem any stock or other security (other than employee or director stock subject to a stock repurchase agreement or stock restriction agreement upon termination of employment), (b) incur over $16,000 of debt, (c) pay dividends or distributions of over $2,000 in any given year,  (d) incur certain indebtedness to affiliates, (e) pay management or similar fees in excess of customary compensation in the ordinary course of business, or (f) enter into affiliate agreements on terms less favorable than third party arms‑length terms. The Company also is required to reserve the shares of common stock issuable under the conversion terms of the Convertible Notes.

In November 2015, the Company entered into an amendment with the Note Holders to raise the debt cap to $19,000 and defer payment of interest for 1 year. The Company agreed to raise the interest rate from 5% to 6% for that year. In addition, upon the execution of the amendment in November 2015, the Company issued the lenders warrants to purchase 60,000 shares of common stock at a per share exercise price of $15.63. The warrants are immediately exercisable upon issuance, and other than in connection with an IPO, will expire on the ten‑year anniversary of the date of issuance. The fair value of the warrants was estimated at $487 at the issuance date of November 5, 2015 using a Black‑Scholes model and assuming: (i) expected volatility of 39%, (ii) risk free interest rate of 2.26%, (iii) an expected life of 10 years and (iv) no dividend payments. The fair value of the warrants was recorded as debt financing costs on the consolidated balance sheet, and will be amortized to interest expense over the term of the loan. All such warrants were outstanding as of December 31, 2016 and 2015.

In April 2016, the Company awarded the Note Holders with an additional 30,000 warrants as the Series K financing had not completed in time per the November 2015 amendment. The warrants are immediately exercisable upon issuance, and other than in connection with an IPO, will expire on the ten‑year anniversary of the date of issuance. The fair value of the warrants was estimated at $235 at the issuance date of November 5, 2015 using a Black‑Scholes model and assuming: (i) expected volatility of 39%, (ii) risk free interest rate of 1.88%, (iii) an expected life of 10 years and (iv) no dividend payments. The fair value of the warrants was recorded as debt financing costs on the consolidated balance sheet, and will be amortized to interest expense over the term of the loan. All such warrants were outstanding as of December 31, 2016 and 2015.

Upon issuance, the Company elected to record the Convertible Notes at fair value, which was $19,829 and $18,882 as of December 31, 2016 and 2015, respectively.

The gain recognized in interest income as a result of the change in the fair value of the Company’s Convertible Notes was $350 for the period from December 31, 2015 to December 31, 2016. Contractual interest expense recorded on the Company’s Convertible Notes was $1,258, $1,131 and $363 for 2016, 2015 and 2014, respectively.

Fair Value Option

ASC Subtopic 825‑10 provides entities with an option to measure many financial instruments and certain other items at fair value. Under this guidance, unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

reporting period. As a result of the Company electing this option, the Company records the Convertible Notes at fair value. The Company records these notes at fair value in order to measure the liability at an amount that more accurately reflect the current economic environment in which the company operates.

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of the Convertible Notes recorded at fair value:

	Aggregate fair value of Convertible Notes at December 31, 2016	Aggregate unpaid principal balance of Convertible Notes at December 31, 2016	Fair value under unpaid principal balance
Total Convertible Notes	$19,829	$22,832	$3,003
Less unamortized debt issuance cost	527	—	—
Note payable, net	$19,302	$22,832	$3,003

2016 Notes and Warrants

On May 9, 2016, the Company entered into two Loan Agreements for a total value of $5,000 of subordinated convertible promissory notes (the “2016 Notes”), maturing on May 09, 2020. The 2016 Notes were issued to BBH Capital Partners IV, L.P and BBH Capital IV QP, L.P (BBH) in the amount of $400 and $4,620 respectively.

The 2016 Notes bear interest at 15% per annum, which is payable quarterly in arrears and accrued until the outstanding principal is paid in full at maturity. In the event of default, the Company would incur additional interest of 2% per annum. The 2016 Notes contain a make‑whole provision whereby if the 2016 Notes are repaid by the Company for any reason prior to the maturity date, an amount equal to the principal amount being repaid by the Company or redeemed by the investor multiplied by 0.75 is due and payable in addition to the unpaid principal and interest. The 2016 Notes are convertible at the option of the holder at any time during the term of the 2016 Notes into shares of the Company’s preferred stock at a conversion price of $20.00 per share. The preferred stock in which the shares are converted are equivalent to the most senior equity security of the Company. The number of shares issuable upon conversion is determined by the total obtained by dividing the outstanding principal amount of the note to be converted by the conversion price. On the commitment date (May 09, 2016), the Series I shares were the most senior shares of the Company.

Under the provisions of the 2016 Notes, without the prior written consent of the majority of the holders of the 2016 Notes, the Company shall not (a) repurchase or redeem any stock or other security (other than employee or director stock subject to a stock repurchase agreement or stock restriction agreement upon termination of employment), (b) incur over $40,000 of debt (including senior indebtedness, but excluding up to an aggregate of $15,000 of initial principal amount of the note), (c) pay dividends or distributions in any given year,  (d) incur certain indebtedness to affiliates, (e) pay management or similar fees in excess of customary compensation in the ordinary course of business, or (f) enter into affiliate agreements on terms less favorable than third party arms‑length terms. The Company also is required to reserve for the number of the shares of common stock issuable under the conversion terms of the 2016 Notes.

The 2016 Notes contain a beneficial conversion feature (“BCF”) of $3,296 at commitment date. Because the conversion feature calls for the option to be settled in the most senior series of preferred stock, the conversion option also contains a contingent BCF. The BCF was calculated based on the on the Series I preferred stock, since they were the most senior preferred shares on commitment date. As of the issuance date of the Series K preferred stock, which became the most senior shares of preferred stock, the unamortized portion of the BCF was revised to reflect a BCF value for the conversion into Series K preferred stock of $1,704.

On May 9, 2016, the Company also issued two warrant agreements exercisable into shares of the Company’s common stock equal to a percentage of the fully‑diluted capital stock of the Company. The percentages were 0.07599% and 0.92401% for the warrants to BBH Capital Partners IV, L.P and BBH Capital IV QP, L.P respectively. If by June 15, 2016, (i) the Company received all required approvals to create a new class of preferred stock that is equivalent to the Company’s most senior class of preferred stock that has terms acceptable to investors and (ii) the beginning of the redemption period for the Company’s  Series I preferred stock is delayed until March 31, 2019, the warrant would only have been exercisable for a number of shares of common stock equal to a lower percentage of the Fully‑Diluted Capital Stock as of the exercise date. The lower percentages are 0.03799% and 0.46201% related to BBH Capital Partners

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

IV, L.P and BBH Capital IV QP, L.P respectively. On December 5, 2016, the warrants became exercisable into 108,912 shares of common stock. The warrants expire on May 09, 2026 and are exercisable at any time.

The warrants were recorded as liabilities on the Company’s balance sheet at fair value, with a corresponding debt discount, and shall be remeasured at fair value at each reporting date. Changes in fair value will be recorded in the Company’s statement of operations and comprehensive loss. The fair value of the warrants was estimated at $1,704 at the issuance date of May 9, 2016 using the Black Scholes model and assuming: (i) expected volatility of 40%, (ii) risk free interest rate of 2.25%, (iii) an expected life of 10 years and (iv) no dividend payments. The fair value of the warrants was recorded as debt financing costs on the consolidated balance sheet, and will be amortized to interest expense over the term of the agreement. All such warrants were outstanding as of December 31, 2016. The fair value of the warrants as of December 31, 2016 was $2,095.

On December 5, 2016, the Series K financing was completed and $5,000 of the 2016 Notes (100% of the 2016 Notes) were converted into 250,000 shares of Series K preferred stock. Upon conversion, BBH elected to have the $438 of accrued interest paid‑in‑kind in the form of new notes pursuant to the terms of the note agreement. Upon conversion of the 2016 Notes, the Company recorded the immediate accretion of the unamortized discount of $3,409 as interest expense and the balance of the notes was recorded to Series K preferred stock. During the year ended December 31, 2016, the Company recorded total interest expense related to the Notes of $438 in the statement of operations and comprehensive loss.

The $438 of accrued interest paid‑in‑kind was converted into new notes and there was no discount from warrants or lender fees associated with the new notes. These notes do not have a BCF as the conversion price was $20.00 per share and the fair value of the Series K preferred stock was $20.00 per share.

(8) Fair Value Measurements

All financial instruments are measured and reported at fair value. The fair value hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•

Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Fair Value Hierarchy

A description of the valuation techniques applied to the Company’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:

The fair value of the Convertible Notes was determined by utilizing a probability weighted discounted cash flow analysis which took into consideration market and general economic events as well as the Company’s financial results and other data available as of December 31, 2015 and 2016. This analysis determined the amount to be paid on the notes in either cash or shares at the occurrence of certain events in which the Convertible Notes would be converted into shares of the Company’s common stock or would be repaid to the holders of the Notes in cash. The probability weighted discounted cash flow analysis utilized assumptions related to the probability of the occurrence of each of the various events and appropriate discount rates for each of the scenarios.

Given that the valuation of the Convertible Notes utilized several unobservable inputs, the Company determined that the valuation of the Convertible Notes is a Level 3 valuation.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

The following table presents a roll‑forward of the fair value of Level 3 (significant unobservable inputs) Convertible Notes:

Total Convertible Notes
Balance at December 31, 2013	$—
Issuances of convertible Notes	21,029
Change in fair value included in interest (expense) income	(892)
Balance at December 31, 2014	20,137
Change in fair value included in interest (expense) income	(1,255)
Balance at December 31, 2015	18,882
Capitalized interest expense	1,297
Change in fair value included in interest (expense) income	(350)
Balance at December 31, 2016	$19,829

(9) Debt

Note Payable and Line of Credit

The Company entered into a Note Payable —  Pledge and Assignment Agreement (Loan and Security Agreement) with Silicon Valley Bank (SVB) totaling $5,000 in 2013. In 2014, the Company entered into a line of credit arrangement with SVB for advances up to approximately $3,000, secured by qualifying accounts receivable and subject to certain covenants and additional reporting requirements. LIBOR advances under the arrangement bear interest at the greater of 3.75% or LIBOR plus 2.5%. Prime‑rate based advances bear interest at the Prime Rate plus 0.5%. As part of the Loan and Security Agreement, SVB issued standby letters of credit on behalf of the Company. The Company executed amendments to the Loan and Security Agreement during 2015, in which terms were amended to include the following: (i) borrowing capacity of $9,000, (ii) payment of interest only through June 30, 2016, and then straight‑line amortization through December 1, 2018, (iii) interest rate for the revolving line of credit equal to the Prime Rate plus 0.5%, and interest for the term loan equal to the Prime Rate plus 0.75%, (iv) prepayment or termination fee of 3% if such payment occurs prior to December 17, 2016, 2% if such payment occurs prior to the December 17, 2017, and 1% if such payment occurs on or after December 17, 2017, (v) final payment fee of 7% of the term loan amount. As of December 31, 2016 and 2015, the outstanding balance for the SVB Loan and Security Agreement was $1,706 and $7,585, respectively. As of December 31, 2016 and 2015 the interest rate for the revolving line and term loan was 4.5% and 4% respectively.

Upon the amendments of the Loan and Security Agreement in December 2015, the Company issued the lenders warrants to purchase 3,199 shares of Preferred Series J at a per share exercise price of $20. The warrants are immediately exercisable upon issuance, and other than in connection with an IPO, will expire on the ten‑year anniversary of the date of issuance. The fair value of the warrants was estimated at $45 at the issuance date of December 17, 2015 using a Black‑Scholes model and assuming: (i) expected volatility of 39%, (ii) risk free interest rate of 2.24%, (iii) an expected life of 10 years and (iv) no dividend payments. The fair value of the warrants was recorded as a liability on the consolidated balance sheet, which is being marked‑to‑market each reporting period, and the value of the warrants at the issuance date was recorded as a debt discount and will be amortized to interest expense over the term of the loan. All such warrants were outstanding as of December 31, 2016 and 2015. The estimated fair value of the warrants at December 31, 2016 and 2015 was $60 and $45, respectively.

Loan Agreement

On April 7, 2015, the Company entered into a loan agreement with Eastward Capital (Loan Agreement) maturing on January 31, 2019. The Loan Agreement required payments of interest through December 2015, at which point straight line amortization commenced for three years. The interest rate is 12.5% per annum, payable monthly. This facility has an 8% final payment fee and the Lender has a second priority security interest in the collateral subordinated to Silicon Valley Bank. As of December 31, 2016 and 2015, the outstanding balance was $7,254 and $10,000, respectively.

In connection with the Loan Agreement, the Company issued Eastward Capital warrants to purchase 50,000 shares of its Series J preferred stock at a per share exercise price of $20.00. The warrants are immediately exercisable upon issuance, and other than in connection with an IPO, will expire on the ten‑year anniversary of the date of issuance. The fair value of the warrants was estimated at $605 using a Black‑Scholes model and assuming: (i) expected volatility of 39%, (ii) risk free interest rate of 1.91%, (iii) an expected life of 10 years and (iv) no dividend payments. The fair value of the warrants was recorded as a liability on the consolidated balance sheet, which is being

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

marked‑to‑market each reporting period, and the value of the warrants at the issuance date was recorded as a debt discount and will be amortized to interest expense over the term of the loan. All such warrants were outstanding as of December 31, 2016, and 2015. The estimated fair value of the warrants at December 31, 2016 and 2015 was $977 and $677, respectively.

The Company recorded interest expense of $1,469, $1,669 and $182 in 2016, 2015 and 2014, respectively, related to the Eastward and SVB loan arrangements.

The following is a schedule of approximate future minimum principal payments under all lines of credit and note payable agreements at December 31, 2016:

2017	$4,101
2018	4,531
2019	328
Total	$8,960

(10) Stock Option Plans

The Company grants awards under the 2007 Stock Option and Incentive Plan (the 2007 Plan). The 2007 Plan provides for 1,250,000 shares of common stock that may be issued as ISOs, nonqualified stock options, and stock grants. All terminated, repurchased or expired options under prior stock option plans are available for grant under the 2007 Plan. Options under the 2007 Plan may be granted to employees, directors, officers, advisors and consultants, as defined. Nonqualified options and other stock rights may be granted at no less than fair value per share of common stock. ISOs may be granted at no less than fair market value on the date of the grant, as determined by the Company’s Board of Directors, subject to certain limitations, as defined in the 2007 Plan. Options granted under the 2007 Plan are exercisable at varying dates and have terms as determined by the Company’s Board of Directors. As of December 31, 2016 and 2015, there were 111,556 and 96,664 options to purchase shares of common stock available for future grant under the 2007 Plan, respectively.

A summary of combined stock option activity under the option plans is as follows:

	Number of shares	Weighted average exercise price
	(In thousands)
Outstanding at December 31, 2013	2,434	$8.27
Options granted	516	19.51
Options exercised	(788)	1.67
Options cancelled/forfeited	(98)	15.52
Outstanding at December 31, 2014	2,064	13.23
Options granted	530	20.00
Options exercised	(79)	3.95
Options cancelled/forfeited	(436)	17.79
Outstanding at December 31, 2015	2,079	13.23
Options granted	341	18.00
Options exercised	(78)	1.53
Options cancelled/forfeited	(356)	14.60
Outstanding at December 31, 2016	1,986	$14.59
Options vested and exercisable at December 31, 2016	1,245	$12.64
Options vested and expected to vest at December 31, 2016	1,844	$14.41

Outstanding options have a weighted average remaining life of 6.6 years and 6.5 years, and have an aggregate intrinsic value of $9,143 and $6,591 at December 31, 2016 and 2015, respectively. During 2016, 244,699 options vested with an aggregate intrinsic value of $206. Exercisable options have a weighted average remaining life of 5.0 years and 4.8 years at December 31, 2016 and 2015, respectively. Unrecognized compensation expense amounted to $3,599 and $3,245 at December 31, 2016 and 2015 respectively, which is expected to be recognized over a weighted average period of 3.3 and 3.2 years, respectively. The total intrinsic value of options exercised during 2016 and 2015 was $639 and $1,165, respectively.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

The fair value of each stock option grant was estimated on the date of the grant using the Black‑Scholes valuation model, with the following assumptions for options granted during 2016, 2015 and 2014:

	2016	2015	2014
Expected option term	1 - 5 years	1 - 5 years	1 - 5 years
Expected volatility	40%	39%	38%
Risk‑free interest rate	0.95% - 2.03%	1.31 - 1.75%	1.49 - 1.71
Expected annual dividend yield	None	None	None

The expected volatility for each grant is determined based on the average of the historical volatility of the stock of comparable companies over a period of time, which approximates the expected option term. The risk‑free interest rate for the expected term of the stock option is based on the U.S. Treasury yield.

The weighted average grant date fair value of options granted was $7.24, $4.30 and $5.16 in 2016, 2015 and 2014, respectively.

In connection with the termination of certain employees during 2016, the Company extended the exercise period on 82,000 vested stock options held by such employees. These modifications resulted in an additional share‑based compensation expense of approximately $113 being recorded in the year ended December 31, 2016. All modified options retained their original exercise prices but had the time period during which they could be exercised extended from 60 days from termination to 1 year from termination.

(11) Preferred Stock

(a)     Authorized Shares of Preferred Stock

The Company’s Board of Directors has authorized the issuance of 5,449,491 shares of $0.01 par value preferred stock.

Shares of preferred stock issued and outstanding are as follows:

	December 31, 2016	December 31, 2015
Series:
Series G	369,822	369,822
Series I	751,510	751,510
Series J	27,981	27,981
Series K and K‑1	754,161	—
Total issued and outstanding	1,903,474	1,149,313

In August 2015, holders of Series J Preferred Stock converted 2,500,000 shares outstanding into an aggregate of 2,500,000 shares of the Company’s common stock. The shares were converted at a conversion rate of 1:1, based on the conversion provision for convertible Series J Preferred Stock designation.

On December 5, 2016, the Company closed its round of preferred stock financing with the Series K preferred stock issuance of 500,000 shares at a price of $20.00 per share for gross proceeds of approximately $10,000. As part of a separate transaction, BBH converted the $5,000 principal amount of the Company’s 2016 Notes into 250,000 shares of Series K preferred stock (Note 7). The Company incurred $0 of issuance costs in relation to the Series K Preferred Stock financing. These costs were accounted for as a reduction of the carrying value of the Series K Preferred Stock.

In December 2016, the Company issued 4,161 shares of a newly created Series K‑1 Preferred Stock in satisfaction of the Accruing Series K Dividends (as defined below).

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

The following summarizes certain features of the Company’s preferred stock:

(b)     Liquidation Priority

As of December 31, 2016, holders of Series I and Series K Preferred Stock have liquidation preference over holders of all other classes of preferred stock. Series J and Series G Preferred Stock have equal liquidation preferences after Series I. The holders of Series K are also entitled to elect two members to the Board of Directors.

(c)     Voting Rights

Holders of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which their shares convert. The holders of shares of preferred stock (of all series) and common stock shall vote together as a single class on all matters submitted to the stockholders.

(d)     Conversion

Each share of Series K Preferred Stock may be converted at any time, at the option of the holder, into one share of common stock, adjustable for any further diluting events. Each share of Series K Preferred Stock will be automatically converted into shares of common stock at the then effective conversion price upon the closing of a qualified public offering. The current conversion price as of December 31, 2016 is $20.00 per share.

Each share of Series J Preferred Stock may be converted at any time, at the option of the holder, into one share of common stock, adjustable for any further diluting events. Each share of Series J Preferred Stock will be automatically converted into shares of common stock at the then effective conversion price upon either the closing of a qualified public offering in which the gross proceeds equal or exceed $30,000, and in which the per share price to the public is at least $30 or upon the written approval of the holders of a majority of the outstanding shares of Series J Preferred Stock. The current conversion price as of December 31, 2016 is $18.01 per share.

Each share of Series I Preferred Stock may be converted, at any time, at the option of the holder, into one share of common stock, adjustable for any further diluting events. Each share of Series I Preferred Stock will be automatically converted into shares of common stock at the then effective conversion price upon either the closing of a qualified public offering in which the gross proceeds equal or exceed $30,000 or upon the written approval of the holders of a majority of the outstanding shares of Series I Preferred Stock. The current conversion price as of December 31, 2016 is $26.61 per share.

(11) Preferred Stock

Each share of Series G Preferred Stock may be converted, at any time, at the option of the holder, into one share of common stock, adjustable for any further diluting events. Each share of Series G Preferred Stock will be automatically converted into shares of common stock at the then effective conversion price upon either the closing of a qualified public offering in which the gross proceeds equal or exceed $20,000 and in which the per share price offered to the public is at least $20.28 or upon the written approval of the holders of a majority of the outstanding shares of Series G Preferred Stock. The current conversion price as of December 31, 2016 is $6.76 per share.

(e)     Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series K Preferred Stock will receive the greater of (1) the original issue price of $20.00 per share plus all unpaid Accruing Series K Dividends (as defined below), plus any other dividends declared but unpaid, plus for each outstanding share of Series K‑1 Preferred Stock, the Series K‑1 original issue price of $100 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization); or (2) an amount equal to the Series K original issue price of $20.00 multiplied by 1.75 less any cash dividends paid with respect to the Series K Preferred Stock upon redemption of Series K‑1 Preferred Stock.

In the event of any liquidation, dissolution, or winding‑up of the Company, the holders of Series I Preferred Stock will be entitled to receive a liquidation preference equal to (1) $26.61 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar events affecting such shares), plus declared but unpaid dividends, if any, or (2) such amount per share as would have been payable had each such share been converted to common stock

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

immediately prior to such liquidation, dissolution or winding‑up of the Company prior to any distribution to the holders of the common stock of the Company.

The holders of Series G Preferred Stock and Series J Preferred Stock will receive a liquidation preference of the greater of (1) $6.76 per share and $18.01 per share, respectively (each subject to adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting shares), plus accrued but unpaid dividends, if any, or (2) such amount per share as would have been payable had each such share been converted to common stock immediately prior to such liquidation, dissolution or winding‑up of the Company prior to any distribution to the holders of the common stock of the Company.

The liquidation preferences for each of the preferred stock series are as follows:

	December 31
	2016	2015
Series J	$739	$677
Series K	15,083	—
Series I	20,000	20,000
Series G	7,707	7,118
	$43,529	$27,795

The Series I liquidation preferences does not include accruing dividends of $11,061 as of December 31, 2016. Such dividends are payable only upon declaration by the Board of Directors.

(f)     Dividends

The holders of Series K Preferred Stock are entitled to receive cumulative dividends of 7.5% per annum based on the initial share price of $20.00 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar events affecting such shares) (the “Accruing Series K Dividends”). All dividends are compounding, accrue from the original issuance date, and are payable: (1) annually in shares of Series K‑1 Preferred Stock, or (2) upon Elected Mandatory Conversion. Series K holders are also entitled to a participating dividend in the event the board of directors declares a cash dividend payable on outstanding common stock. In such an event, the holders of Series K Preferred Stock will receive dividends on an as‑converted basis in addition to any of the Accruing Series K Dividends.

The holders of Series J Preferred Stock are entitled to receive cumulative dividends of 9% per annum based on the initial share price of $18.01 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar events affecting such shares). All dividends are compounding, accrue from the original issuance date, and are payable upon (1) liquidation of the Company, or (2) if declared by the Board of Directors.

The holders of Series I Preferred Stock were entitled to receive cumulative dividends of 9.5% per annum based on the initial share price of $26.61 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar events affecting such shares). In connection to the Series K issuance, the dividend rate on the Series I Preferred Stock was changed from 9.5% to 10.5%, effective April 1, 2016. All dividends are non‑compounding. Dividends accrue from the original issuance date and are payable only upon: (1) liquidation of the Company, to the extent dividends are declared but unpaid, (2) redemption of the preferred stock, to the extent of any declared but unpaid dividends, (3) automatic conversion, or (4) 60 days following declaration by the Board of Directors that the Company has achieved net income in excess of $10,000 for such fiscal year. The holders of Series I Preferred Stock participate in the event that the Company declares cash dividends to common stockholders. The amount of cash dividend would be determined as if the holders had converted their preferred stock holdings into common stock. The amendment to Series K was determined to be a modification to the preferred stock.

The holders of Series G Preferred Stock are entitled to receive cumulative dividends of 8% per annum, based on the initial share price of $6.76 (subject to adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization affecting such shares). All dividends are compounding, accrue from the original issuance date and are payable only upon liquidation of the Company. Cumulative dividends are not payable upon conversion of the respective class of preferred stock to common stock for any reason. The holders of Series G Preferred Stock participate in the event that the Company declares cash dividends to common stockholders. The amount of cash dividend would be determined as if the Series G Preferred Stockholders had converted their preferred stock holdings into common stock.

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

(g)     Redemption Rights

Commencing on December 5, 2023, the holders of at least 10% of outstanding Series K Preferred Stock may elect to require the Company to redeem, subject to certain conditions including the equal and pro rata payment of any Accrued Series I Dividends and the equal and pro rata redemption of any then outstanding shares of Series I Preferred Stock, all or a percentage of the shares of the Series K Preferred Stock. The redemption price per share will be equal to the original issue price of $20.00, and subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar events affecting such share.

Commencing on March 31, 2019, the holders of at least 10% of outstanding Series I Preferred Stock may elect to require the Company to redeem, subject to certain conditions including the consent of senior debt holders, all or a percentage of the shares of the Series I Preferred Stock. The redemption price per share will be equal to the initial share price (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar events affecting such shares), plus any declared but unpaid dividends. The redemption amount at December 31, 2016 is $20,000.

(h)     Preferred Stock Reclassification

All series of preferred stock have been reclassified from stockholders’ equity (deficit) to temporary equity to conform to the presentation requirements of Securities and Exchange Commission Regulation S‑X and Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.”

(12) Income Taxes

Loss from continuing operations before income tax benefit consists of:

	2016	2015	2014
Domestic	$(6,281)	$(23,215)	$(20,545)
International	3,077	1,811	4,730
	$(3,204)	$(21,404)	$(15,815)

The income tax expense (benefit) is comprised of

	2016	2015	2014
Current:
Federal	$(261)	$(162)	$(4,262)
State	35	15	—
Foreign	742	52	780
Total current expense (benefit)	516	(95)	(3,482)
Deferred:
Federal	109	(4,437)	(1,311)
State	15	11	(167)
Foreign	64	(34)	6
Total deferred expense (benefit)	188	(4,460)	(1,472)
Total income tax expense (benefit)	$704	$(4,555)	$(4,954)

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

The income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to loss before provision for income taxes. The sources and tax effects of the differences are as follows:

	2016	2015	2014
Loss from continuing operations before tax benefit	$(3,204)	$(21,404)	$(15,815)
Federal	$(1,089)	$(7,492)	$(5,535)
State	38	26	15
Nondeductible expenses	752	(1,270)	(122)
Change in valuation allowance	1,666	3,987	4,034
Foreign rate differential	(270)	(840)	(323)
Recognition of deferred taxes for outside basis differences	—	—	(1,574)
Provision to return	(170)	(453)	(1,323)
Uncertain tax positions	(261)	(229)	(1,556)
Subpart F income	—	1,642	1,500
Other	38	74	(70)
	$704	$(4,555)	$(4,954)

In determining the appropriate intraperiod tax allocations for financial statement presentation purposes, the Company has considered income from discontinued operations in determining the amount of tax benefit that results from the loss from continuing operations.

Deferred tax assets and liabilities are comprised of the following:

	December 31
	2016	2015
Accrued expenses and compensation	$900	$1,816
Uncertain tax positions, including interest	286	286
Stock‑based compensation	2,621	2,453
Net operating losses	17,181	15,115
Foreign tax credit and alternative minimum tax credits	4,814	4,829
Other	1,032	1,118
Unrealized gain/(loss) on investments	77	77
Deferred tax asset	26,911	25,694
Valuation allowance	(24,468)	(22,980)
Net deferred tax asset	$2,443	$2,714

	December 31
	2016	2015
Deferred tax liabilities:
Prepaid expenses	$(429)	$(250)
Intangible assets	(2,280)	(2,617)
Other	(396)	(320)
Deferred tax liabilities	$(3,105)	$(3,187)
Net deferred tax liability	$(662)	$(473)

The Company can only recognize a deferred tax asset to the extent this it is more‑likely than‑not that these assets will be realized. After considering all available positive and negative evidence, the Company established a valuation allowance against deferred tax assets in certain jurisdictions as it is more likely than not that these assets will not be realized. The Company’s valuation allowance at December 31, 2016 increased by $1,488 from the balance at December 31, 2015, primarily due to current activity during the year.

At December 31, 2016, the Company has $58,138 and $59,208 of U.S. federal and state net operating loss carryforwards, of which $17,605 and $17,605 are attributable to U.S. federal and state excess tax deductions from share‑based payments, respectively. Under current accounting standards, the tax benefit from these excess tax deductions will be recorded as a credit to additional paid‑in capital when realized through a reduction of taxes paid in cash. ASU 2016‑09 will change the accounting for excess tax deductions. Refer to note 2 for the Company’s assessment of the impact of this accounting pronouncement. The U.S. federal and state net operating losses

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

expire in the years 2021 through 2035. It is more likely than not that these net operating losses will not be utilized in the foreseeable future. The Company also has $328 of non‑U.S. net operating loss carryforwards that will begin to expire in 2026.

At December 31, 2016, the Company also has U.S. foreign tax credit carryforwards of $5,871, which expire in the years 2021 through 2024. Included in the U.S. foreign tax credit carryforwards is $1,057 attributable to excess tax deductions from share‑based payments. The benefit from these credits will be recorded as a credit to additional paid‑in capital when realized through a reduction of taxes paid in cash.

The net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three‑year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not, as yet, conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating loss and tax credit carryforwards.

The Company’s consolidated financial statements provide for any related tax liability on amounts that may be repatriated, aside from undistributed earnings of certain of the Company’s foreign subsidiaries that are intended to be indefinitely reinvested in operations outside the U.S. As of December 31, 2016, U.S. income taxes have not been provided on a cumulative total of approximately $12,422 of such earnings. If these earnings were ultimately distributed to the U.S. in the form of dividends or otherwise, or if the shares of the subsidiaries were sold or transferred, the Company would likely be subject to additional U.S. income taxes, net of the impact of any available foreign tax credits. The Company estimates the amount of unrecognized deferred U.S. income taxes on these undistributed earnings to be approximately $1,090.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company (1) records unrecognized tax benefits as liabilities and (2) adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

The Company has gross unrecognized tax liabilities, excluding interest and penalties, of approximately $778 as of December 31, 2016, of which $507, if recognized, would reduce the Company’s effective tax rate. As of December 31, 2016 the Company anticipates that the liability for unrecognized tax benefits could decrease by approximately $294 over the next 12 months primarily as a result of the expiration of statutes of limitations.

A tabular reconciliation of the amount of unrecognized tax benefits for continuing and discontinued operations is as follows:

	2016	2015	2014
Beginning balance	$1,000	$1,281	$2,798
Additions based on positions related to current year	—	97	183
Reductions for tax positions of prior years	(221)	(64)	(54)
Statutes of limitation expirations	(1)	(314)	(1,646)
Ending balance	$778	$1,000	$1,281

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2016, $345 of gross interest and penalties were included in its liability for unrecognized tax benefits. In 2016 the income tax provision includes a net release of interest and penalties of $40.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and various foreign jurisdictions. As of December 31, 2016, the Company has not been audited by the Internal Revenue Service (IRS) or foreign taxing authorities in connection

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

with income taxes. In general, U.S. federal and state tax returns for the three most recent years, and certain items carried forward from earlier years and utilized on those tax returns, remain open to examination by the IRS and various state jurisdictions. In major foreign jurisdictions, the years subsequent to 2011 generally remain open and could be subject to examination by the taxing authorities.

(13) Retirement Benefits

The Company has a defined contribution plan covering all full‑time employees in the United States. Under the plan, participants may contribute a portion of their compensation within certain defined limitations. The Company makes a contribution partially matching the participants’ contributions up to 50% of the first 6% of the participant’s salary. The Company’s contributions were approximately $613, $635 and $528 in fiscal 2016, 2015 and 2014, respectively.

The Company has a similar plan in Canada known as a registered retirement savings plan. Under the plan, participants may contribute up to 5% of their base salary. The Company matches the employee’s contribution (subject to the maximums) and it is placed into a deferred profit sharing plan, another registered retirement vehicle. The Company’s contributions were approximately $78, $102 and $119 in fiscal 2016, 2015 and 2014, respectively.

(14) Commitments and Contingencies

Lease Commitments

The Company has operating leases for office space and office equipment with lease terms ranging from twelve months to nine years. Lease expense was approximately $2,644, $2,840 and $3,818 in 2016, 2015 and 2014, respectively.

The following is a schedule of approximate future minimum lease payments under operating lease agreements as of December 31, 2016:

2017	$3,811
2018	3,781
2019	2,838
2020	2,029
2021	1,888
Thereafter	3,188
Total future minimum payments	$17,535

Legal Proceedings

There are no legal proceedings pending against or involving the Company that in management’s opinion, based on the current known facts and circumstances, are expected to have a material adverse effect on the Company’s consolidated financial position, cash flow, or results from operations.

(15) Discontinued Operations and Divestiture

In June 2015, the Company completed the sale of its insurance business (discontinued operations) to Tamsin Holdings LLC and Asia Bright Limited (collectively, the Buyer) for total consideration of $10,339, of which $7,239 was received at closing. The Company is expected to receive the remainder of the consideration of $600 and $2,500 (minimum amount due on earn‑out) on December 1, 2017 and March 31, 2019, respectively. The Company has recorded these amounts at their present value using an interest rate of 4.17% and recorded $2,857 in other receivables on the consolidated balance sheet.

The Company is also entitled to receive additional consideration (the Earn Out) not to exceed $5,000, or $7,500 in total when combined with the minimum earnout of $2,500. This additional consideration has not been included in the calculation of the gain on sale, as the collection is not guaranteed. The calculated Earn Out is determined as follows:

(1)

If the discontinued operations generate Net Earned Premium (NEP) of $202,000, $240,000, and $273,000 in the years ended December 31, 2016, December 31, 2017 and December 31, 2018, respectively, the Company will receive $1,250

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

each year, for an aggregate amount of $3,750. This amount would be payable by the Buyers to the Company on March 31, 2019.
(2)	If the Medical Loss Ratio is below 55%, the Company will receive $1,875. This amount would be payable by the Buyers to the Company on March 31, 2019.
(3)

If the discontinued operations are sold in the future and the Net Sale Proceeds from the sale are $150,000 or more, the Company will receive the lesser of: (i) $1,875 and (ii) 1% of the Net Sale Proceeds.

The Company recorded a gain on sale of approximately $2,807 and incurred approximately $1,010 of costs to sell.

In connection with the sale, the Company will provide certain InterConsultation services to the Buyer for two years at an annual fee of $750. Additionally, the Company entered into a Transition Services Agreement (TSA) pursuant to which the Company will provide certain administrative functions for the Buyer until March 31, 2016. In return for such services, the Company will receive consideration equal to the cost of the services for the first six months of the service period, and cost plus a 6% markup for the remainder of the service period.

Summarized financial information for discontinued operations, for 2016, 2015 and 2014:

	2016	2015	2014
Operations:
Total revenues	$—	$77,833	$128,278
Earnings from discontinued operations before income taxes	$—	$7,812	$7,155
Provision for income taxes	—	(5,518)	(5,586)
Earnings from discontinued operations, net of taxes	$—	$2,294	$1,569

December 31, 2014
Assets:
Cash and cash equivalents	$21,224
Marketable securities	39,264
Accounts receivable, net	14,195
Deferred policy acquisition costs	19,345
Prepaid expenses and other current assets	617
Total current assets of discontinued operations	94,645
Other assets	4,181
Total assets of discontinued operations	$98,826
Liabilities:
Accounts payable, accrued expense and other	$12,040
Reserves for outstanding losses	15,683
Deferred revenue and unearned premiums	66,203
Total current liabilities of discontinued operations	93,926
Long term tax liability	223
Total liabilities of discontinued operations	$94,149

The depreciation and capital expenditures of the discontinued operations were as follow:

	2015	2014
Depreciation	$—	$239
Capital expenditures	1,170	2,805

BEST DOCTORS HOLDINGS, INC.

Notes to Consolidated Financial Statements

(16) Subsequent Events

The Company has assessed the impact of subsequent events through May 5, 2017, the date the audited financial statements were available for issuance, and identified the following subsequent events.

On January 31, 2017, the Company sold 100% of the common shares of two legal entities comprising the GCM business, including Best Doctors Iberia Underwriting, SL and Best Doctors Underwriting Europe LDA.